Exhibit 2

PARAFIN AGREES TO ACQUIRE UP TO 100%OF P___CE Inc. (PERSONAL COMPUTING ENVIRONMENTS) (www.mypce.com)

Palm Springs, California, February 10th, 2006: ParaFin Corporation (OTCBB stock symbol: PFNC) has announced an offer to purchase up to 100% of the issued and outstanding common shares of P___CE Inc. (Personal Computer Environments (PCE)). The Agreement required a minimum of 51% to be tendered to conclude the terms of the Agreement. As of Friday, February 10th, 2006, over 65% of the shares of P___CE Inc. had been tendered.

PCE has developed a radical design of the Personal Computer Environment for the computer workspace: the Anti-Cubicle (U.S. Patent Pending). The Anti-Cubicle, a striking C-shaped design (www.mypce.com), extends one or more LCD monitors directly in front of the user. This places the user in the center of their computing, communications and entertainment devices.

PCE’s innovative design is ergonomically engineered to reduce users susceptibility to repetitive stress injuries and musculoskeletal disorders and, therefore, contributes to decreased employee health care costs and increased productivity. The design has garnered impressive international media attention on CNN and TechTV, in Wired and Stuff magazines.

Modular in design, the units can be customized for a broad range of business and entertainment applications that utilize monitors and computers. Call centers, computer programming, product design, education, financial brokerage, radiology reading, security monitoring, and video gaming are only a few of the applications for the units.

“The Directors of Parafin are excited about the opportunity to acquire PCE. This product has international sales potential to a huge variety of industries”, said Sid Fowlds, president and CEO of Parafin Corporation. People around the world now spend over half their walking hours doing their jobs and managing their lives on a computer and LCD screen. They are uncomfortable, subject to repetitive stress injuries and vulnerable disorders. The PCE is the perfect answer. People at work or play can become more comfortable, healthy and productive.

P___CE Inc. will become a subsidiary of ParaFin and the financial statements of both corporations will be consolidated. Audited financial statements will be completed within sixty days.

Negotiations for a Farmout Agreement with Black Gas Energy LLC have been terminated without an agreement by mutual consent.

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Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1993 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the company’s From 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov/). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

ParaFin Corporation	Telephone: (877) 613-3131
Facsimile: (866) 613-3131
E-Mail: ceo@parafincorp.com